Exhibit 99.2

AMENDMENT NO. 2 TO

SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of March 18, 2008 by and between Icagen, Inc. (the “Company”), a Delaware corporation with offices located at 4222 Emperor Boulevard, Suite 350, Durham, North Carolina 27703, and Richard D. Katz (“Executive”), whose address is 209 Sierra Drive, Chapel Hill, North Carolina, 27514.

WITNESSETH:

WHEREAS, on August 21, 2007, the Company and Executive entered into a Second Amended and Restated Executive Employment Agreement (the “Agreement”), pursuant to which the Company employed the Executive in the position of Chief Financial Officer and Senior Vice President, Finance and Corporate Development and Treasurer on the terms and subject to the conditions set forth therein;

WHEREAS, the Company and Executive entered into an Amendment No. 1 to Second Amended and Restated Executive Employment Agreement on February 1, 2008; and

WHEREAS, the Company and Executive desire to further amend the Agreement on the terms set forth below;

NOW, THEREFORE, in consideration of the foregoing and the provisions and mutual promises herein contained and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. AMENDMENT TO RECITALS. The second “WHEREAS” clause in the recitals is hereby amended to read in its entirety as follows:

“WHEREAS, the Company has employed Executive in the position of Chief Financial Officer and Senior Vice President, Finance and Corporate Development and Treasurer and wishes to continue to employ Executive in the position of Chief Financial Officer and Executive Vice President, Finance and Corporate Development and Treasurer, and Executive desires to continue in such employment with the Company; and”

2. AMENDMENT TO TITLE OF EXECUTIVE. Section 1 of the Agreement is hereby amended to read in its entirety as follows:

“1. EMPLOYMENT. The Company hereby engages and employs Executive, and Executive hereby accepts engagement and employment, as Chief Financial Officer and Executive Vice President, Finance and Corporate Development and Treasurer of the Company, with such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties as may be assigned to Executive from time to time by the CEO or the Board of Directors of the Company.”

3. AMENDMENT TO BASE SALARY. Section 4(a) of the Agreement is hereby amended to read in its entirety as follows:

“(a) Base Salary. Executive shall receive an annual base salary of at least $300,000, effective April 1, 2008, payable in accordance with the Company’s payroll practices. Annual increases will be made, if any, based upon performance, and in the sole discretion of the Board of Directors or the Compensation Committee of the Board of Directors (each or collectively, the “Committee”).”

4. AMENDMENT TO DEFINITION OF SEVERANCE BENEFIT. Section 5(e) of the Agreement is hereby amended to read in its entirety as follows:

“(e) Severance. In the event of termination of Executive’s employment (i) by the Company without Cause or (ii) by Executive for Good Reason and subject to Executive’s signing and not revoking a general release of claims with the Company in a form satisfactory to the Company, Executive shall receive, as partial consideration for the covenants of Executive set forth in the agreement referenced in Section 6 hereof, a severance payment (the “Severance Benefit”) in an amount equal to twenty-one (21) month’s base salary plus the average of cash bonuses awarded Executive over the two (2) years prior to Executive’s termination of employment. The Company shall pay the Severance Benefit to Executive in semi-monthly installments to be paid on each of the 15th and last business day of each calendar month commencing in the month immediately following the date of termination of Executive’s employment, each such semi-monthly installment to be equal to two weeks’ base salary. Executive shall also continue to be entitled to receive all Company medical and dental insurance, life insurance and disability insurance benefits to which Executive was entitled as of the date of termination (the “Continuing Benefits”), subject to the terms of all applicable benefit plans and to the extent such benefits can be provided to non-employees (or to the extent such benefits cannot be provided to non-employees, then the Company shall pay to Executive on each of the 15th and last business day of each month during the applicable period the amount that the Company was paying to the applicable third party for such benefits immediately prior to the termination of Executive’s employment), at the same average level and on the same terms and conditions which applied immediately prior to the date of Executive’s termination, for the shorter of (i) of twenty-one (21) months, or (ii) until Executive obtains comparable coverage from another employer. The Company shall also pay to Executive any payments due pursuant to Section 5(g) hereof.

Notwithstanding the foregoing, Executive agrees that the Severance Benefit and Continuing Benefits shall be paid in accordance with Section 409A (“Code Section 409A”) of the Internal Revenue Code of 1986, as amended, and agrees that, to the extent required in order to avoid the imposition on Executive of any excise tax under Code Section 409A, the initial payment of the Severance Benefit or Continuing Benefits may be delayed for a period of six (6) months following the date of Executive’s termination of employment.

In the event that the Company elects not to renew this Agreement pursuant to Section 5(a) hereof, the Severance Benefit and Continuing Benefits specified above in this Section 5(e) shall apply but, wherever “twenty-one (21) months” appears, it shall be amended to read as “eighteen (18) months”.”

5. DEFINITION OF AGREEMENT. From and after the execution of this Amendment by the parties hereto, all references to the defined term “Agreement” that appear in the Agreement shall be deemed to refer to the Agreement, as amended by this Amendment.

6. EFFECT OF AMENDMENT. Except for the modifications explicitly set forth in this Amendment, all provisions of the Agreement in effect prior to the execution of this Amendment shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to Second Amended and Restated Executive Employment Agreement as of the day and year first above written.

ICAGEN, INC.

By:	/s/ P. Kay Wagoner
Name:	P. Kay Wagoner
Title:	President and Chief Executive Officer

/s/ Richard D. Katz
Richard D. Katz

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